Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

Accordingly, the following amounts have been reclassified for September 30, 2013. Net assets of the Fund were unaffected by the reclassifications.

    Reduction                                Reduction
    to Accumulated                      to Accumulated Net
Reduction to                                 Net Investment                       Realized Loss
Paid-in Capital                                   Income                                    on Investments
-----------------------------------------------------------------------------------------------------------
$99,688,400                                         $46,558,606                             $146,247,006